As filed with the U.S. Securities and Exchange Commission on June 24, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Doximity, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-2485512
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
500 3rd St. Suite 510
San Francisco, CA 94107
(Address of Registrant’s Principal Executive Offices)

2010 Stock Incentive Plan, as amended
2021 Stock Option and Incentive Plan
2021 Employee Stock Purchase Plan
(Full titles of the plans)
Jeffrey Tangney
Chief Executive Officer
Doximity, Inc.
500 3rd St., Suite 510
San Francisco, CA 94107
(650) 549-4330
(Name, address and telephone number of agent for service)

Copies to:
Heidi E. Mayon Julia R. White Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 (650) 752-3100	Jennifer Chaloemtiarana General Counsel Doximity, Inc. 500 3rd St., Suite 510 San Francisco, CA 94107 (650) 549-4330
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share:
—2021 Stock Option and Incentive Plan	22,500,000 (2)	$ 26.00 (6)	$585,000,000.00	$63,823.50
—2021 Employee Stock Purchase Plan(10)	4,500,000 (3)	$ 22.10 (7)	$99,450,000.00	$10,850.00
—2010 Equity Incentive Plan, as amended	32,832,119 (4)	—(8)	—	—
Class B Common Stock, $0.001 par value per share:
—2010 Equity Incentive Plan, as amended	32,832,119 (5)	$ 3.70 (9)	$121,592,844.68	$13,265.78
TOTAL:	92,644,238		$806,042,844.68	$87,939.28
(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock (“Class A Common Stock”) or the Registrant’s Class B Common Stock (“Class B Common Stock”) that become issuable under the Registrant’s 2021 Stock Option and Incentive Plan (“2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (“2021 ESPP”) and the Registrant’s 2010 Equity Incentive Plan, as amended (“2010 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock or Class B Common Stock.
(2)Represents 22,500,000 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 Plan. To the extent that any awards outstanding under the 2021 Plan or 2010 Plan expire, are forfeited, are held back upon exercise or settlement of an award to cover any exercise price, as applicable, or tax withholding, are reacquired by the Registrant prior to vesting, are satisfied without the issuance of stock or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnotes 4 and 5 below.
(3)Represents 4,500,000 shares of Class A Common Stock reserved for issuance pursuant to future awards under the 2021 ESPP.
(4)Represents 32,832,119 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock underlying equity awards outstanding under the 2010 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited, are satisfied without the issuance of stock, are held back upon exercise or settlement to cover any exercise price or tax withholding, or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of Class B Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.

(5)Represents 32,832,119 shares of Class B Common Stock reserved for issuance pursuant to equity awards outstanding under the 2010 Plan as of the date of this Registration Statement. To the extent that any such awards expire, are forfeited, are satisfied without the issuance of stock, are held back upon exercise to cover any exercise price or tax withholding, or are otherwise terminated (other than by exercise) subsequent to the date of this Registration Statement, the shares of Class B Common Stock reserved for issuance pursuant to such awards will become available for issuance as shares of Class A Common Stock under the 2021 Plan; provided, that any shares of Class B Common Stock will be first converted to shares of Class A Common Stock. See footnote 2 above.
(6)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the initial public offering price per share of Class A Common Stock of $26.00 per share as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-256584), as amended, declared effective on June 23, 2021.
(7)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on 85% if the initial public offering price per share of Class A Common Stock of $26.00 per share as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-256584), as amended, declared effective on June 23, 2021. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A Common Stock on the first trading day of the offering period or on the exercise date.
(8)Pursuant to Rule 457(i), there is no fee associated with the registration of shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (a convertible security) being registered under this Registration Statement because no additional consideration will be received in connection with the conversion of shares of Class B Common Stock.
(9)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $3.70 per share, the weighted-average exercise price of stock option awards outstanding under the 2010 Plan as of the date of this Registration Statement.
(10)In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2021 ESPP. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:
(a) Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on June 22, 2021 (File No. 333-256584), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.
(b) The Registrant’s prospectus to be filed on or about June 24, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-256584).
(c) The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40508) filed with the Commission on June 15, 2021 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.Description of Securities.
Not applicable.
Item 5.Interests of Named Experts and Counsel.
None.

Item 6.Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
Prior to the completion of the initial public offering, we expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of the initial public offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, prior to the completion of the initial public offering, we expect to adopt amended and restated bylaws which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Further, prior to the completion of the initial public offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended restated bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees, or other agents or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We expect to obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against losses arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Item 7.Exemption from Registration Claimed.
Not applicable.
Item 8.Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Form of Class A Common Stock Certificate of the Registrant.	S-1	333-256584	4.1	May 28, 2021
4.2	2010 Equity Incentive Plan, as amended.	S-1/A	333-256584	10.2	June 15, 2021
4.3	2021 Stock Option and Incentive Plan, and forms of agreements thereunder.	S-1/A	333-256584	10.3	June 15, 2021
4.4	2021 Employee Stock Purchase Plan.	S-1/A	333-256584	10.4	June 15, 2021
5.1	Opinion of Goodwin Procter LLP.					X
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page hereto).
Item 9.Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on June 24, 2021.

DOXIMITY, INC.

By:	/s/ Jeffrey Tangney
Jeffrey Tangney
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anna Bryson and Jennifer Chaloemtiarana, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Doximity, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Tangney	Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2021
Jeffrey Tangney

/s/ Anna Bryson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 24, 2021
Anna Bryson

/s/ Regina Benjamin	Director	June 24, 2021
Regina Benjamin

/s/ Tim Cabral	Director	June 24 , 2021
Tim Cabral

/s/ Gilbert Kliman	Director	June 24, 2021
Gilbert Kliman

/s/ Kevin Spain	Director	June 24, 2021
Kevin Spain

/s/ Kira Wampler	Director	June 24, 2021
Kira Wampler